SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)
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FUELCELL ENERGY, INC.
(Name of Registrant as Specified In Its Charter)
____________________________________________________
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUELCELL ENERGY, INC.
3 Great Pasture Road, Danbury, CT 06813
203-825-6000

February 21, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of FuelCell Energy, Inc. (“FuelCell”), which will be held on Tuesday, March 27, 2007 at 10:00 A.M., at the Ethan Allen Hotel, located at 21 Lake Avenue Extension, Danbury, Connecticut. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of FuelCell. We urge you to read the Proxy Statement and give these proposals your careful attention.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to vote in one of these ways:

•	Via Internet - visit the web site noted on your proxy card to vote via the Internet.

•	By telephone - call the toll-free telephone number on your proxy card to vote by phone.

•	By mail - fill in, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope.

You may attend the meeting and vote in person even if you have previously voted by proxy in one of the three ways listed above.

Sincerely yours,

R. Daniel Brdar
Chairman, President and
Chief Executive Officer

▪Item will be voted on at the meeting

 NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FUELCELL ENERGY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Shareholders’ Meeting of FuelCell Energy, Inc. (the “Company” or “FuelCell”), will be held at the Ethan Allen Hotel, located at 21 Lake Avenue Extension, Danbury, Connecticut on Tuesday, March 27, 2007 at 10:00 a.m. Eastern Standard Time for the following purposes:

1.	To elect eight (8) directors to serve for the ensuing year and until their successors are duly elected and qualified;
2.	To ratify the selection of the independent registered public accounting firm for fiscal year 2007; and
3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 2, 2007 are entitled to vote at the meeting.

If you plan on attending the meeting, please call FuelCell at (203) 825-6102. Directions to the Ethan Allen Hotel are available on the Company’s web site at www.fuelcellenergy.com.

Your attention is directed to the attached Proxy Statement. If you do not expect to be present at the meeting, please vote your shares via the Internet, by touchtone telephone, or fill in, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH G. MAHLER
CORPORATE SECRETARY

Danbury, Connecticut
February 21, 2007

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of FuelCell Energy, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment thereof. The Annual Meeting will be held at the Ethan Allen Hotel located at 21 Lake Avenue Extension, Danbury, Connecticut on March 27, 2007 at 10:00 a.m. Eastern Standard Time. The Company is a Delaware corporation.

The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is February 26, 2007.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until a successor is elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote, if authorized, the proxies for the election as directors the eight persons named below as nominees. All of the nominees are present directors of the Company. If any nominee declines or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for any other person who may be nominated.

Vote Required

The affirmative vote of a majority of holders of the Common Stock present in person or by proxy at the Meeting is required to elect each nominee as director of the Company for Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE EIGHT NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

The following table sets forth certain information for each nominee for election as a director.

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE

R. Daniel Brdar	47
Mr. Brdar has been Chairman of the Board of Directors since January 2007, Chief Executive Officer since January 2006 and President since August 2005. Mr. Brdar, previously FuelCell Energy's Executive Vice President and Chief Operating Officer, joined the Company in 2000. Mr. Brdar held management positions at General Electric Power Systems from 1997 to 2000 where he focused on new product introduction programs and was product manager for its gas turbine technology. Mr. Brdar was Associate Director, Office of Power Systems Product Management at the U.S. Department of Energy where he held a variety of positions from 1988 to 1997 including directing the research, development and demonstration of advanced power systems including gas turbines, gasification systems and fuel cells.
			2005

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE

Warren D. Bagatelle	68	Mr. Bagatelle has been a Managing Director of Loeb Partners Corporation since 1988 and a general partner of Loeb Investors Co. LXXV, an investment partnership and an affiliate of Loeb Partners Corporation. Mr. Bagatelle is a Director of Electro Energy, Inc. and VirtualScopics, Inc.	1988

Michael Bode	62
Mr. Bode became Chief Executive Officer of CFC Solutions GmbH (formerly MTU CFC Solutions GmbH), a subsidiary of MTU Friedrichshafen GmbH, in January 2003. Mr. Bode was Executive Vice President and Director of the New Technology Group of MTU Friedrichshafen GmbH from July 1993 to February 2003. From 1990 to 1993 Mr. Bode was Vice President and Director of the New Technology group of the Space Transportation and Propulsion Systems division of Deutsche Aerospace AG a subsidiary of Daimler-Benz Corp. Mr. Bode joined Messerschmitt-Bolkow-Blohm GmbH in 1974, where he held a variety of positions. Mr. Bode serves as a Director of BI New Energy Solutions. See certain relationships and related transactions (page 11)
			1993

James D. Gerson	63	Mr. Gerson is a private investor. He was Vice President of Oppenheimer & Co. (formerly Fahnestock & Co., Inc.) from March 1993 until April 2003, where he held a variety of positions in the corporate finance, research, and portfolio management areas. Mr. Gerson also serves as a Director of Ciprico, Inc., I-Light Technologies Inc and VE Enterprises LLC and is Chairman of the Board of Evercel, Inc.	1992

Thomas L. Kempner	79	Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation since 1979 and a general partner of Loeb Investors Co. LXXV, an investment partnership and an affiliate of Loeb Partners Corporation. Mr. Kempner is also a Director of IGENE Biotechnology, Inc., Dyax Corporation, Intersections, Inc. and Director Emeritus of Northwest Airlines, Inc.	1988

William A. Lawson	73	Mr. Lawson has been President of W.A. Lawson Associates, an industrial and financial consulting firm, since 1987. Mr. Lawson is past Chairman of the Board of Directors of Newcor, Inc.	1988

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE

George K. Petty .	65	Mr. Petty was formerly President and Chief Executive Officer of Telus Corporation, a Canadian telecommunications company, from 1994 to 1999. Previously, he was Vice President of Global Business Service for AT&T and Chairman of the Board of World Partners, the Global Telecom Alliance. Mr. Petty is a Director of Enbridge, Inc., Enbridge Energy Partners, LLC and Enbridge Energy Management, LLC.	2003

John A. Rolls	65	Mr. Rolls was appointed Lead Independent Director in January 2007. He is a founding investor and director of Thermion Systems International. Mr. Rolls was President and CEO of Deutsche Bank North America from 1992 to 1996. From 1986 to 1992 he was Executive Vice President and Chief Financial Officer of United Technologies, Inc. Previously he was Senior Vice President and Chief Financial Officer of RCA Corp. Mr. Rolls is a director of Bowater Inc. and a director of MBIA Corporation.	2000

Mr. Petty serves as the designee of Enbridge Inc. (Enbridge). The Company has agreed to allow Enbridge to nominate one member of the Company’s board of directors to the Company’s satisfaction until at least the 2008 Annual Meeting of Shareholders.

Effective January 12, 2007, Jerry D. Leitman resigned as Chairman of the Board of Directors of the Company.

Charles J. Murphy has declined to run for reelection to the Company’s Board of Directors due to other commitments.

BIOGRAPHIES FOR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME	AGE	PRINCIPAL OCCUPATION

Christopher R. Bentley Executive Vice President, Government R&D Operations, Strategic Manufacturing Development	64
Mr. Bentley has been responsible for Government Research and Development Operations and Strategic Manufacturing Development since January of 2005. He joined the Company in 1990 to develop manufacturing and operations capability in support of the DFC commercialization initiative. He served on the Board of Directors from 1993 to 2004. Prior to joining the Company, he was Director of Manufacturing (1985), Vice-President and General Manager (1985-1988) and President (1989) of the Turbine Airfoils Division of Chromalloy Gas Turbine Corporation, a major manufacturer of gas turbine hardware. From 1960 to 1985 he was with the General Electric Company where he served a four-year apprenticeship and completed the GE Manufacturing Management Program prior to a series of increasingly responsible manufacturing positions. Mr. Bentley received a B.S. in Mechanical Engineering from Tufts University in 1966.

Bruce A. Ludemann Senior Vice President of Sales & Marketing	47
Mr. Ludemann joined the Company in April 2006. His responsibilities encompass all the Company’s business development activities across global markets. Prior to joining the Company, Mr. Ludemann had been a senior marketing and sales executive with Siemens, where he oversaw sales and marketing efforts for the firm’s Power Generation and Transmission & Distribution business units. Earlier, he had been with ABB Power Transmission & Distribution Inc.; the industrial control firm Square D; and Swiss electrical equipment manufacturer BBC Brown Boveri. He also served four years in the U.S. Navy specializing in electric power generation and distribution systems. Mr. Ludemann studied business at Barry University in Miami and holds an Executive MBA from the University of Pittsburgh.

Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer, Corporate Strategy	54
Mr. Mahler joined the Company in October 1998 as Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer.  Mr. Mahler’s responsibilities include finance, accounting, corporate governance, strategy, treasury, information systems and human resources. Mr. Mahler was Vice President-Chief Financial Officer at Earthgro, Inc. from 1993 to 1998 and worked at Ernst & Young in the New York and Hartford offices from 1974 to 1992, where he was a partner in the Hartford office’s Entrepreneurial Services Group.  Mr. Mahler received a B.S. in Accounting from Boston College in 1974.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held seven meetings during the fiscal year ended October 31, 2006. Each director attended at least 75% of the meetings of the Board of Directors and Board committees of which he was a member during the period he served as director.

Lead Independent Director

The Board of Directors established the role of Lead Independent Director and appointed John Rolls to the position in January 2007.

Independent Directors

The Board of Directors has determined that the following members of the Board are independent directors, as such term is defined in Nasdaq Rule 4200(a)(15): Warren D. Bagatelle, James D. Gerson, Thomas L. Kempner, William A. Lawson, Charles J. Murphy, George K. Petty and John A. Rolls. The independent directors meet from time to time in executive session.

Executive Committee

The Board of Directors has an Executive Committee comprised of Messrs. Brdar (Chairman), Kempner, Murphy and Rolls. The Executive Committee, which held no meetings during fiscal 2006, is authorized to exercise the general powers of the Board managing the business and affairs of the Company between meetings of the Board of Directors.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee comprised of Messrs. Kempner (Chairman), Gerson, Murphy and Rolls. The Committee held two meetings during fiscal 2006. The members of the Committee are all independent directors under applicable Nasdaq rules. Members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are appointed by the Board of Directors. The principal duties of the Nominating Committee, in its capacity as a committee of the Board of Directors, are (i) to identify individuals qualified to become members of the Board of Directors and recommend the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, (ii) to review the Company’s corporate governance principles, assess and recommend to the Board any changes deemed appropriate, (iii) to periodically review, discuss and assess the performance of the Board and the Committees of the Board, (iv) to review the Board’s committee structure and make recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments, and (v) to periodically review and report to the Board any questions of possible conflicts of interest or related party transactions involving Board members or members of senior management of the Company.

The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders. Nominations by stockholders must be in writing, and must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected. Nominations must be delivered to the Nominating Committee at the following address:

Nominating and Corporate Governance Committee
FuelCell Energy, Inc.
c/o Corporate Secretary
3 Great Pasture Road
Danbury, CT 06813

The Nominating Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of stockholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.

Audit and Finance Committee

The Board of Directors has an Audit and Finance Committee comprised of Messrs. Gerson (Chairman), Bagatelle, Murphy and Petty. The principal duties of the Audit and Finance Committee are to oversee (i) management’s conduct of the Company’s financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and the Company’s systems of internal accounting and financial controls, (ii) the Company’s independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company, and (iii) the performance of the Company’s independent auditors. The Audit and Finance Committee shall also assist the Board in providing oversight as to the Company’s financial and related activities, including capital market transactions and other matters required by its Charter. The Audit and Finance Committee held eight meetings during fiscal 2006. The Audit and Finance Committee’s report appears on page 19.

Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the NASDAQ Listing Standards. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board has identified Warren D. Bagatelle as the Audit and Finance Committee's "Financial Expert."

Compensation Committee

The Board of Directors has a Compensation Committee comprised of Messrs. Lawson (Chairman), Bagatelle, Petty and Rolls. The Committee held four meetings during fiscal 2006. The members of the Committee are all independent directors under applicable Nasdaq rules. Members of the Compensation Committee are appointed by the Board of Directors.

The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interests of executive officers with the long-term interests of the Company’s shareholders. To that end, it is the responsibility of the Compensation Committee to develop and approve periodically a general compensation policy and salary structure for executive officers of the Company, which considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the Board the compensation (salary, bonus and other incentive compensation) of the Chief Executive Officer of the Company and review and approve the compensation (salary, bonus and other incentive compensation) of the other executive officers of the Company; review and approve perquisites offered to executive officers of the Company; review and approve corporate goals and objectives relevant to the compensation of executive officers of the Company and evaluate performance in light of the goals and objectives; and review and approve all employment, retention and severance agreements for executive officers of the Company. The Compensation Committee reviews the management succession program for the Chief Executive Officer and selected executive officers of the Company.

The Compensation Committee also acts on behalf of the Board in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, and the review of performance target goals established before the start of the relevant plan year and determination of when performance goals have been achieved at the end of the plan year); reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; and reviews and make recommendations to the Board on changes in major benefit programs of executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended October 31, 2006. Mr. Petty is a member of the Board of Directors of Enbridge, Inc., a distributor of the Company (see “Certain Relationships and Related Transactions” below). No other executive officer or director of the Company had a relationship with the Company or any other company during fiscal 2006 which the SEC defines as a compensation committee interlock and requires disclosure to shareholders.

INFORMATION RELATED TO DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

The Board compensation and benefit program for non-employee directors was approved by the Board and went into effect in the fourth quarter of fiscal 2005. In recommending this program to the Board, the Nominating and Corporate Governance Committee was guided by the following goals: compensation should fairly pay directors; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Each Board member not employed by the Company or its affiliates, is paid a retainer fee of $25,000 per annum. Committee Chairman fees are $12,500 for the Compensation Committee and Audit and Finance Committee and $7,500 for the Executive and Nominating Committees. Non-Chairman committee fees are $5,000 and $2,500 for participation on each additional committee. All Board and Committee fees are payable, at the option of the Board member, in cash, shares of the Company’s common stock or options to purchase shares of the Company’s common stock. To encourage long-term investment by Directors, a 20% premium is added to the fee schedules for directors electing to receive their fee in the form of common stock. If payments are made in the form of stock options, the number of stock options granted is three times the number of shares of common stock, exercisable at fair market value on the date of grant. Board members also receive an equity long-term incentive grant in the form of shares of the Company’s common stock valued at $28,000 per annum. The equity grant can be received, at the choice of the Board member, in options to purchase shares of the Company’s common stock, which is calculated based on three times the number of shares of common stock, exercisable at fair market value on the date of grant. Stock options vest at the rate of 25% per quarter from the date of grant. Directors also have the option of deferring fees received in the form of cash or common stock into the Director Deferred Compensation Plan. The Company reimburses directors for reasonable expenses incurred in connection with the performance of their duties as directors. Michael Bode is employed by CFC Solutions GmbH (“CFC Solutions”), an affiliate, and therefore receives no compensation.

New Board members, not employed by the Company, are granted 40,000 non-qualified stock options upon acceptance to the Board. These options vest at the rate of 25% per year from date of grant and have restrictions as to transferability.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 20, 2007 with respect to: (a) the shareholders known to management to own beneficially more than 5% of the outstanding common stock of FuelCell; (b) each of FuelCell’s directors; (c) each of the executive officers of FuelCell named below in the Summary Compensation Table under the heading “Executive Compensation”; and (d) in summary, all of FuelCell’s directors and executive officers as a group.

Unless indicated otherwise the address of each holder is in care of FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, Connecticut 06813-1305.

Name	Sharees of Common Stock owned Beneficially		Percentage of Outstanding Common Stock (1)

R. Daniel Brdar	366,271	(2)	*

Warren D. Bagatelle c/o Loeb Partners Corp. 61 Broadway New York, NY 10006	1,052,278	(3) (4)	1.84

Christopher R. Bentley	449,520	(5)	*

Michael Bode c/o CFC Solutions GmbH Postfach D-81663 München Germany	2,746,548	(6)	4.80

James D. Gerson	1,254,744	(7)	2.19

Thomas L. Kempner c/o Loeb Partners Corp. 61 Broadway New York, NY 10006	538,179	(3) (8)	*

William A. Lawson	119,335	(9)	*

Bruce A Ludemann	9,125	(10)	*

Joseph G. Mahler	346,299	(11)	*

Charles J. Murphy c/o Credit Suisse First Boston 11 Madison Avenue19th Floor New York, NY 10010	49,905	(12)	*

George K. Petty	262,942	(13)	*

John A. Rolls c/o Thermion Systems International 611 Access Road Stratford, CT 06615	80,262	(14)	*

Name	Sharees of Common Stock owned Beneficially	Percentage of Outstanding Common Stock (1)

POSCO Power Dacom Building, 10th Floor 706-1 Yeoksam-dong, Kangnam-gu Seoul 135-987, Korea	3,822,630	(15)	6.69

The TCW Group, Inc. 865 South Figueroa Street Los Angeles, CA 90017	3,660,256	(16)	6.40

Blackrock Inc. 40 East 52nd Street New York, NY 10022	3,756,731	(17)	6.57

All Directors and Executive Officers as a Group (12 persons)	4,037,668	(18)	6.89

* Less than one percent.

(1)	Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
(2)	Mr. Brdar’s shareholdings include options to purchase 357,750 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(3)	Warren Bagatelle and Thomas L. Kempner, by virtue of being general partners of Loeb Investors Co. LXXV, may each be deemed to beneficially own 491,192 shares of stock owned by Loeb Investors Co. LXXV.
(4)
Mr. Bagatelle’s shareholdings include options to purchase 27,886 shares of Common Stock, which are currently exercisable or are exercisable within 60 days and 491,192 shares of stock owned by Loeb Investors Co. LXXV

(5)
Mr. Bentley’s shareholdings include options to purchase 264,750 shares of Common Stock, which are currently exercisable or are exercisable within 60 days. Mr. Bentley’s shareholdings include 100 shares held by his wife, Karen Bentley. Mr. Bentley disclaims beneficial ownership of the securities held by his wife.

(6)	Mr. Bode is an executive officer of CFC Solutions, a subsidiary of MTU Friedrichshafen GmbH, which holds 2,746,548 shares of Common Stock.
(7)
Mr. Gerson’s shareholdings include 241,800 shares held by a private foundation, of which Mr. Gerson is President and a Director. Mr. Gerson disclaims beneficial ownership of the securities held by the private foundation. Mr. Gerson’s shareholdings include options to purchase 36,955 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.

(8)
Mr. Kempner’s shareholdings include options to purchase 46,987 shares of Common Stock, which are currently exercisable or are exercisable within 60 days and 491,192 shares of stock owned by Loeb Investors Co. LXXV.

(9)	Mr. Lawson’s shareholdings include options to purchase 43,009 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(10)	Mr. Ludemann’s shareholdings include options to purchase 8,125 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(11)	Mr. Mahler’s shareholdings include options to purchase 295,800 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(12)	Mr. Murphy’s shareholdings include options to purchase 40,000 shares of Common Stock, which are currently exercisable.
(13)
Mr. Petty, by virtue of being a director of Enbridge, may be deemed to beneficially own 207,952 shares of Common Stock, which are issuable upon conversion of the FuelCell Energy, Ltd. Series I Preferred Stock held by Enbridge. Mr. Petty is a director of Enbridge. Mr. Petty disclaims beneficial interest of these shares. Mr. Petty’s shareholdings include options to purchase 53,504 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.

(14)	Mr. Roll’s shareholdings include options to purchase 72,262 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(15)	These shares are restricted for sale until August 20, 2007.
(16)	Based upon information contained in Schedule 13G filed on February 12, 2007.
(17)	Based upon information contained in Schedule 13G filed on February 20, 2007.
(18)
Includes options to purchase 1,247,028 shares of Common Stock, which are currently exercisable or are exercisable within 60 days and 207,952 shares of Common Stock issuable upon conversion of the FuelCell Energy, Ltd. Series I Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during the last fiscal year all required filings were timely made as required by Section 16(a).

Certain Relationships and Related Transactions

MTU Friedrichshafen GmbH

MTU Friedrichshafen GmbH holds 2,746,548 shares of FuelCell Energy common stock. FuelCell Energy has certain business relationships with its subsidiary, CFC Solutions. Michael Bode, a member of the Board of Directors of the Company, is an executive officer of CFC Solutions. In 2006, EQT (a Sweden-based private equity firm), acquired CFC Solution’s parent company, MTU Friedrichshafen GmbH, from DaimlerChrysler.

We have two agreements with CFC Solutions, a Cell License Agreement and a Balance of Plant License Agreement.  Under our current Cell License Agreement, which has been extended through December 2009, we license our DFC technology to CFC Solutions for use exclusively in Europe and the Middle East and non-exclusively in Africa and South America.  We also sell our DFC components and stacks to CFC Solutions under this agreement.  Under the Cell License Agreement, CFC Solutions also granted us an exclusive, royalty-free license to use any of their existing improvements to our Direct FuelCell that CFC Solutions developed as of December 1999 under a previous license agreement.  In addition, CFC Solutions has agreed to negotiate a license grant of any separate carbonate fuel cell know-how it develops during the term of the current Cell License once it is ready for commercialization.  Under our Balance of Plant Cross Licensing and Cross-Selling Agreement, we may sell to CFC Solutions our MW-class modules and CFC Solutions may sell their sub-MW class modules to us.  The Balance of Plant License continues through July 2008 and may be extended for up to two additional 5-year terms, at the option of either CFC Solutions or us.

During fiscal year 2006, the Company recognized revenue of approximately $4.1 million for fuel cell components sold to CFC Solutions. The Company also recognized royalty income of approximately $0.3 million and royalty expense of approximately $0.2 million during fiscal year 2006 related to the agreements with CFC Solutions discussed above. The Company believes that the terms of its transactions with CFC Solutions are no less favorable to the Company than it could have obtained from an unaffiliated third party.

POSCO Power

POSCO Power holds 3,822,630 shares of FuelCell Energy, Inc. common stock, acquired in February 2007, which are restricted for six months. In addition, the Company entered into a 10-year license and distribution agreement with POSCO. Under the agreement, POSCO’s subsidiary POSCO Power will be a provider of the Company’s Direct FuelCell® (DFC®) power plants in Korea, and will manufacture the balance of plant equipment for the plants. Fuel cell stack modules will be manufactured by the Company in Connecticut and shipped to customers in Asia for installation with POSCO Power balance of plants. POSCO Power also will build a facility to manufacture the balance of plant (non-fuel cell stack portion of FuelCell Energy’s DFC power plants) in Korea. As part of this license and distribution agreement, POSCO Power will pay the Company a 4.1 percent annual royalty on fuel cell related sales by POSCO Power over the term of the agreement subject to minimum royalties. In addition to Korea, POSCO has the right to sell DFC power plants worldwide except in North America, Europe, the Middle East and Japan. The Company also has the option to purchase POSCO Power’s balance of plant equipment for sale to the Company’s customers in other parts of the world.

Enbridge, Inc.

On November 4, 2003, the Company entered into a strategic alliance agreement with Enbridge to distribute FuelCell's products in Canada. On July 7, 2005, we issued warrants to purchase up to an aggregate of 1,000,000 shares of our common stock to Enbridge in conjunction with an amended distribution agreement. The warrants vest on a graduated scale based on the total number of megawatts of our products ordered by Enbridge and the timing of such orders. In October 2006, Enbridge placed a qualifying order for a 1.2 MW power plant resulting in vesting of 30,000 warrants with an exercise price of $9.89. The expiration date of these vested warrants is October 31, 2008. The exercise prices of the remaining 970,000 unvested warrants range from $9.89 to $11.87 per share and the expiration dates range from June 30, 2008 to June 30, 2010. Enbridge also holds shares of FuelCell Energy, Ltd. Series I Preferred Stock, a subsidiary of the Company, which are presently convertible into 207,952 shares of the Company’s Common Stock. George K. Petty, a member of the Board of Directors of the Company, is a director of Enbridge.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews the Company's compensation plan on a regular basis. The Compensation Committee periodically retains independent consultants on an as needed basis to provide current market data with regard to base salary structure, short-term cash incentives and the development of long-term incentive plans. The Compensation Committee regularly updates its assessment of various long-term incentive tools including stock options, restricted stock, performance-based equity and other alternatives that might be available.

The Company's primary objective in developing executive compensation policies is to attract, motivate and retain highly qualified and effective leaders. The compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company’s strategic objectives and to encourage management to act in the best long-term interest of the Company and its shareholders. The Company's executive officer compensation policy generally consists of three elements: base compensation, annual bonus and long-term incentive compensation.

Cash Compensation

Annual compensation consists of base salary and an annual bonus which is payable in a combination of cash and Company common stock. Each officer is offered a base salary that is commensurate for the role that he or she is performing. The Compensation Committee strives to maintain base compensation for the Company's executive officers at levels which the Compensation Committee, based on its experience, believes are competitive with the compensation of comparable executive officers in similarly situated companies.

Increases in base salary are based on a periodic review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The executive is also reviewed according to his or her competence as an effective leader in the Company, which includes an evaluation of the skills and experience required for the job, coupled with a comparison of these elements with other executives both within and outside of the Company.

Executive officers are eligible to participate in a bonus plan. The Compensation Committee determines awards under the bonus plan and considers input of the Chief Executive Officer with respect to the bonus to be awarded to the other executive officers. The executive officers, as well as other key employees, receive bonuses based upon meeting the performance objectives of the Company and their contributions to the Company.

The compensation paid by the Company to its Chief Executive Officer Mr. Brdar, who became Chief Executive Officer in January 2006, was based upon an employment agreement. The Compensation Committee has recently conducted a survey of compensation packages of Chief Executive Officers in comparable companies, and believes, based upon the individual experience of its members, that the compensation package for Mr. Brdar for fiscal 2006 was reasonable based upon Mr. Brdar’s experience, his level of responsibility and the contributions made and expected to be made by him to the Company. See “Employment Agreement” for a description of Mr. Brdar’s employment agreement.

Long-term incentive compensation

Each of the executive officers and all employees are eligible to receive awards under the Company’s Equity Incentive Plans. These Plans are used to align a portion of the officers’ compensation with shareholders' interest and the long-term success of the Company by encouraging the executive officers and other employees to remain with the Company, and by enabling optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

In determining the number of options to be granted to each executive officer, the Compensation Committee considers input of the Chief Executive Officer with respect to the executive officers, other than the Chief Executive Officer.  These determinations are based in part upon periodic compensation surveys of executive officers and certain key employees in comparable companies along with guidelines previously approved by the Compensation Committee.

The members of the Compensation Committee have submitted this report.

Compensation Committee

William Lawson (Chairman)
Warren D. Bagatelle
George Petty
John Rolls

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 2006, 2005 and 2004, of those persons who were the chief executive officer during fiscal 2006 and all of the other most highly compensated executive officers of the Company at October 31, 2006.

	ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS (1)	OTHER ANNUAL COMPENSATION	LONG TERM COMPENSATION AWARDS SECURITIES UNDERLYING OPTIONS #	ALL OTHER COMPENSATION (3)

R. Daniel Brdar President and Chief Executive Officer and Chairman (4)	2006	$ 341,540	$ 93,750	-0-	250,000	$ 13,683
	2005	$ 233,077	$ 55,000	-0-	250,000	$ 10,919
	2004	$ 183,885	$ 50,000	-0-	35,000	$ 9,341

Jerry D. Leitman (5)	2006	$ 278,774	$ 197,500	-0-	-0-	$ 7,706
	2005	$ 392,692	$ 191,500	-0-	-0-	$ 13,645
	2004	$ 388,250	$ 186,000	-0-	-0-	$ 14,014

Christopher R. Bentley Executive Vice President Government R&D Operations, Strategic Manufacturing Development	2006	$ 285,574	$ 69,000	-0-	25,000	$ 13,683
	2005	$ 274,231	$ 65,000	-0-	25,000	$ 12,000
	2004	$ 274,673	$ 65,750	-0-	20,000	$ 11,663

Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer, Corporate Strategy	2006	$ 262,315	$ 72,600	-0-	40,000	$ 13,683
	2005	$ 240,462	$ 58,500	-0-	40,000	$ 12,000
	2004	$ 237,154	$ 60,000	-0-	20,000	$ 11,480

Bruce A. Ludemann Senior Vice President of Sales & Marketing	2006	$ 111,546	$ 10,000	$ 72,426 (2)	65,000	$ 5,819

____________
(1)	The value of the 2006 annual bonus was paid 67% in cash and 33% in shares of common stock. Mr. Ludemann received a sign-on bonus during fiscal 2006 which was paid in cash.
(2)	Represents reimbursement for Mr. Ludemann’s relocation expenses during fiscal 2006.
(3)	Represents employer contributions to the Section 401(k) Plan and premiums paid for term life insurance.
(4)	Mr. Brdar has been President since August 2005, Chief Executive Officer since January 2006 and Chairman of the Board of Directors since January 2007.
(5)	Effective January 2007, Jerry D. Leitman resigned as Chairman of the Board of Directors of the Company and also as strategic advisor to the Company.

Stock Option Grants

The following table sets forth certain information with respect to options granted to the named executive officers of the Company for the fiscal year ended October 31, 2006.

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS/SARs GRANTED (1)	PERCENT OF TOTAL OPTIONS/SARs GRANTED TO EMPLOYEES IN FISCAL YEAR	EXERCISE OR BASE PRICE ($/SHARE)	EXPIRATION DATE	POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM (2) 5% 10%

R. Daniel Brdar	250,000	25.50	$ 8.65	12/19/2015	$ 1,359,985	$ 3,446,468

Jerry D. Leitman	-0-	-0-	-0-	N/A	N/A	N/A

Christopher Bentley	25,000	2.55	$ 10.45	3/14/2016	$ 164,299	$ 416,365

Joseph G. Mahler	40,000	4.08	$ 10.45	3/14/2016	$ 262,877	$ 666,184

Bruce A.Ludemann	32,500	3.31	$ 12.86	4/17/2016	$ 262,847	$ 666,105
	32,500	3.31	$ 8.63	7/17/2016	$ 176,389	$ 447,005
_____________
(1)
The options were granted under the Company's 1998 and 2006 Equity Incentive Plans. These options become exercisable in four equal annual installments on each anniversary date of the date of grant. Options that have been issued may not be exercised beyond the earlier of (a) ten years from the date of grant, or (b) three months after the holder ceases to be employed by the Company, except in the event of termination by reason of death or permanent disability, in which event the option may be exercised for up to one year following termination.

(2)	The assumed rates are compounded annually for the full term of the options.

Stock Option Exercises and Values

The following table sets forth certain information with respect to the aggregated number and value of options exercisable and unexercisable by the named executive officers as of October 31, 2006.

NAME	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT 10/31/06 EXERCISABLE/ UNEXERCISABLE (#)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT 10/31/06 EXERCISABLE/ UNEXERCISABLE (1)

R. Daniel Brdar	-0-	-0-	211,500 (2) 467,500 (3)	$ 43,875 (2) $ 14,625 (3)

Jerry D. Leitman	-0-	-0-	1,448,000 (2) -0- (3)	$ 6,202,560 (2) -0- (3)

Christopher R. Bentley	-0-	-0-	244,750 (2) 56,250 (3)	$ 607,575 (2) $ 2,925 (3)

Joseph G. Mahler	-0-	-0-	268,300 (2) 82,500 (3)	$ 766,531 (2) $ 2,925 (3)

Bruce Ludemann	-0-	-0-	-0- (2) 65,000 (3)	$ -0- (2) $ -0- (3)

(1)	Based upon the closing price of $6.62 on October 31, 2006 of the Company’s Common Stock on the Nasdaq National Market minus the respective option exercise price.
(2)	Exercisable
(3)	Unexercisable

Employment Agreements

On January 12, 2006, the Company entered into an employment agreement (the “Agreement”) with Mr. Brdar upon his promotion to President and Chief Executive Officer. This Agreement supersedes Mr. Brdar’s prior employment arrangement dated February 2005. Under the Agreement, which is terminable by either party upon 30 days notice, Mr. Brdar is entitled to an initial annual base salary of $350,000, that will be reviewed at least annually by the Board of Directors, and a bonus of up to 50% of Mr. Brdar’s base salary also determined and approved by the Board of Directors. Mr. Brdar retained the options to purchase 250,000 shares of Common Stock granted under the February 2005 employment arrangement and was granted options to purchase an additional 250,000 shares of Common Stock in December 2005. The Agreement also provides Mr. Brdar with the opportunity to participate in insurance plans and other employment benefits as may be generally available to other employees of the Company. In certain circumstances, if Mr. Brdar’s employment is terminated, including a termination by Mr. Brdar upon a change in control, Mr. Brdar will be entitled to a severance benefit equal to (i) two times his then base salary, plus (ii) the average of Mr. Brdar’s bonuses since the inception of the Agreement. The Agreement also contains non-disclosure provisions and prohibits Mr. Brdar from competing with the Company during the term of his employment and for a period of two years thereafter.

In October 1998, the Company entered into an employment agreement with Mr. Mahler upon hiring him as its Chief Financial Officer, Treasurer and Corporate Secretary. Under the agreement, which is terminable by either party upon 30 days notice, Mr. Mahler is entitled to a minimum annual salary and a bonus based upon the Company incentive compensation plan. In addition, upon entering into the agreement, the Company granted Mr. Mahler options to purchase 300,000 shares of Common Stock. The agreement also provides Mr. Mahler with the opportunity to participate in insurance plans and other employment benefits as may be generally available to other employees of the Company. In certain circumstances, if Mr. Mahler’s employment is terminated, Mr. Mahler will be entitled to a severance benefit equal to (i) his then base salary, plus (ii) an amount equal to Mr. Mahler’s bonus from the Company for the immediately preceding year. The agreement also contains non-disclosure provisions and prohibits Mr. Mahler from competing with the Company during the term of his employment and for a period of two years thereafter.

FIVE-YEAR FINANCIAL PERFORMANCE COMPARISON GRAPH

The following graph compares the annual change in the Company’s cumulative total shareholder return on its Common Stock for the five fiscal years ended October 31, 2006 with the cumulative total return on the Russell 2000 and a peer group consisting of Standard Industry Classification (“SIC”) Group Code 369 companies listed on The American Stock Exchange, Nasdaq Global Market and New York Stock Exchange for that period. It assumes $100 invested on October 31, 2001 with dividends reinvested.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2006, the Audit and Finance Committee of the Board reviewed the quality and integrity of the Company’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant matters as required by the Company.

The Audit and Finance Committee has reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements and internal controls over financial reporting. The Audit and Finance Committee has discussed with KPMG, during the 2006 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG its independence from the Company. The Committee also concluded that KPMG’s provision of audit and non-audit services is compatible with KPMG’s independence. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee
James D. Gerson (Chairman)
Warren D. Bagatelle
Charles Murphy
George Petty

PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has selected KPMG LLP as the independent registered public accounting firm to perform the audit of our financial statements for 2007. KPMG LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2006.

KPMG representatives are expected to attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required

The affirmative vote of a majority of the votes of holders of the Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
APPROVAL OF PROPOSAL NO. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

Audit fees include the aggregate fees billed for the audit of the Company's annual consolidated financial statements, the audit of management’s assessment of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, the reviews of each of the quarterly consolidated financial statements included in the Company's Forms 10-Q and work performed in connection with SEC registration statements. The aggregate audit fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2006 were $510,400. The aggregate audit fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2005 were $498,905.

Audit-Related Fees

Audit-related fees represent accounting advisory services related to the audit of the Company's employee benefit plans. The aggregate audit-related fees billed to the Company by KPMG for the fiscal year ended October 31, 2006 were $21,894. The aggregate audit-related fees billed to the Company by KPMG for the fiscal year ended October 31, 2005 were $20,000.

Tax Fees

Fees paid to KPMG LLP for tax services for 2006 were approximately $102,525. This included $72,525 for tax return and compliance work and $30,000 for tax consulting, assistance and advice.

Fees paid to KPMG LLP for tax services for 2005 were approximately $120,475. This included $83,375 for tax return and compliance work and $32,100 for tax consulting, assistance and advice.

Other Fees

Other than fees relating to the services described above under Audit Fees, Audit-Related Fees and Tax Fees, there were no additional fees billed by KPMG LLP for services rendered to the Company for the fiscal year ended October 31, 2006 or the fiscal year ended October 31, 2005.

As set forth in its charter, it is the policy of our Audit and Finance Committee to pre-approve all audit and non-audit services provided by KPMG.  Our Audit and Finance Committee has considered whether the provision of KPMG LLP's services other than for the annual audit and quarterly reviews is compatible with their independence and has concluded that it is.

EQUITY COMPENSATION PLAN AND WARRANT INFORMATION

The following table sets forth certain information with respect to the Company’s equity compensation plans and warrants as of the end of the fiscal year ended October 31, 2006.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plans approved by shareholders:
Equity incentive plans	6,453,404	$10.33	2,233,914
Employee stock purchase plan	22,750	$ 5.63	332,837
Plans not approved by shareholders:
Warrants issued to business partners	1,200,000	$11.44	---
Total	7,676,154	$10.49	2,566,751

ADDITIONAL INFORMATION AND OTHER MATTERS

General

The record date for the Annual Meeting is February 2, 2007. Holders of shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), as of the close of business on the record date, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share held on the record date.

Code of Ethics

The Company has a code of ethics, which applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The code of ethics provides a statement of certain fundamental principles and key policies and procedures that govern the conduct of the Company’s business. The code of ethics can be found on the Company’s website at www.fuelcellenergy.com.

Shareholder Proposals for the 2008 Annual Meeting

Shareholders who wish to present proposals for inclusion in the Company's proxy materials and for consideration at the 2008 Annual Meeting of Shareholders should submit the proposals in writing to the Secretary of the Company in accordance with all applicable rules and regulations of the SEC no later than October 24, 2007.

Quorum and Vote Required

  As of the record date, there were issued and outstanding 53,250,484 shares of Common Stock, and 64,120 shares of Series B Preferred stock. The holders of a majority of the shares of Common Stock entitled to vote as of the record date present in person or by proxy will constitute a quorum at the meeting. Under the Delaware General Corporation Law, any stockholder who submits a proxy and abstains from voting on a particular matter described herein will still be counted for purposes of determining a quorum. Broker non-votes will be treated as not represented at the meeting.

Voting by Proxy

In voting by proxy with regard to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders should specify their choices via Internet, by telephone or, on the accompanying proxy card.

All properly executed proxies delivered by shareholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given, the shares represented by a proxy will be voted “FOR” the election of all directors and “FOR” the ratification of the selection of KPMG as the independent registered public accounting firm for fiscal year 2007. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their best judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting.

In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors and employees in person or by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

Stockholder Communications with Directors

The Company has established a process by which stockholders can communicate with the Company’s Board of Directors. Stockholders may communicate with the Board of Directors, or any of the Company’s individual directors, by sending their communications to the Board of Directors, or to any individual director, at the following address:

Board of Directors of
FuelCell Energy, Inc.
c/o Corporate Secretary
3 Great Pasture Road
Danbury, CT 06813

All stockholder communications received by the Company’s Corporate Secretary will be delivered to one or more members of the Board of Directors or, in the case of communications sent to an individual director, to such director.

Director Attendance at the Annual Meeting

The Company does not have a formal policy with respect to director attendance at annual meetings. In fiscal 2006, all directors attended the Company’s annual meeting.

Annual Report and Form 10-K

ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED OCTOBER 31, 2006 AND COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO: FUELCELL ENERGY, INC., 3 GREAT PASTURE ROAD, DANBURY, CONNECTICUT 06813 ATTN: SHAREHOLDER RELATIONS OR ARE ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.FUELCELLENERGY.COM.

Other Matters

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

Joseph G. Mahler
Corporate Secretary

Danbury, CT
February 21, 2007

VOTE BY INTERNET - www.proxyvote.com
C/O CONTINENTAL STOCK TRANSFER 17 BATTERY PLACE NEW YORK, NY 10004
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by FuelCell Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FuelCell Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FUELC1	KEEP THIS PORTION FOR YOUR RECORDS
 DETATCH AND RETURN THIS PORTION ONLY
THIS PROXY-VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

FUELCELL ENERGY, INC.
The directors recommend a vote FOR items
1 and 2.
Vote on Directors				For Withhold For All			To withhold authority to vote for any individual
				All	All	Except	nominee(s), mark “For All Except” and write the
1. Election of Directors:							number(s) of the nominee(s) on the line below.
Nominees: 01)	Warren D. Bagatelle	06)	William A. Lawson
02)	R. Daniel Brdar	07)	George K. Petty	0	0	0
03)	Michael Bode	08)	John A. Rolls
04)	James D. Gerson
05)	Thomas L. Kempner

Vote on Proposal
	For	Against	Abstain
2. Ratification of Selection of KPMG LLP as Independent Registered Public Accounting Firm.	0	0	0

3.	As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 27, 2007.

(Please sign in the same form as name appears
hereon. Executors and other fiduciaries should
indicate their titles. If signed on behalf of a
corporation, give title of officer signing).
	Yes	No
Please indicate if you plan to attend this meeting.	0	0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature(Joint Owners)	Date

PROXY FORM	FUELCELL ENERGY, INC.	PROXY FORM

PROXY FOR THE MARCH 27, 2007 ANNUAL MEETING OF SHAREHOLDERS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Daniel Brdar and Joseph G. Mahler, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of FuelCell Energy, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at the Ethan Allen Hotel, located at 21 Lake Avenue Extension, Danbury, Connecticut on Tuesday, March 27, 2007 at 10:00 a.m. Eastern Daylight Time and at any adjournment or postponement thereof.

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AS PROPOSED. PLEASE DATE, SIGN AND RETURN IN THE ENVELOPE PROVIDED.